SUB-ADVISORY AGREEMENT
RREEF America L.L.C.
an affiliate of Deutsche Investment Management Americas Inc.
875 N. Michigan Avenue
41st Floor
Chicago, Illinois 60611
                    , 2007
RREEF Global Advisers Limited
     In an Advisory Agreement dated ___, 2007 (the “Advisory Agreement”) between Deutsche Investment Management Americas Inc. (“DIMA” and/or the “Adviser”) and RREEF America L.L.C. (“RREEF”), DIMA has delegated to RREEF certain of its duties under a investment management agreement (the “Investment Management Agreement”) dated as of ___, 2007, on behalf of DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (the “Fund”), a Maryland corporation. A copy of the Advisory Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory and investment management services with respect to the portion of the assets of the Fund designated from time to time by us (the “Delegated Sub-Accounts”). Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:
     1. Effective as of the date of the execution of this agreement, you shall primarily be responsible for investment management and other relevant services with respect to securities and other instruments of real estate and real estate-related companies primarily located in the following geographic region(s) (the “Territory”): ___Europe and Africa___. Additionally you agree to provide us with such information, investment recommendations, advice and assistance as we shall from time to time reasonably request, provided that such disclosure is permitted in accordance with applicable legal and regulatory requirements. In carrying out your investment advisory and investment management duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by the parties in writing from time to time, and also with the investment restrictions outlined in the Fund’s registration statement filed with the United States Securities and Exchange Commission, as the same may be amended from time to time. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.
     2. We agree to pay to you, as compensation for the services to be rendered by you pursuant to this Agreement, a monthly fee to be calculated as provided in this Section 2. Your fee will be equal to 25 percent of the monthly fee received by us (through DIMA) under the Advisory Agreement. We will, within ten (10) days following our receipt of the fees paid to us under the Advisory Agreement, calculate the dollar value of your monthly fee and transmit the same to you in United States Dollars.
          In the event that we reasonably determine in good faith that you are not authorized under United States securities laws to receive compensation with respect to the Fund for your Territory (or any part thereof), you will not receive your monthly fee (or such portion of your monthly fee corresponding to the portion of your

Territory for which such a determination has been made). The fees that would have otherwise been paid to you but for this decision will be redistributed pro rata among RREEF and the other similarly situated regional subadvisers providing investment advisory services under similar Sub-Advisory Agreements (“Regional Subadvisers”).
          In the event that this Agreement is terminated for any reason, RREEF will use the date of termination as the measurement date for the purpose of determining the percentage of fees owed to you. Such fees will be prorated by the number of days during the month of termination on which you perform the services provided for herein. Any excess fees held by RREEF after such calculations are made will be divided amongst RREEF and the other Regional Subadvisers in accordance with the formula listed above.
          We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.
          You agree to treat the Fund’s portfolio holdings as confidential information in accordance with the Fund’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information. We agree that upon DIMA’s notification to us of any amendments to the Fund’s “Policy Regarding Disclosure of Portfolio Holdings,” we will notify you of the same.
     3. You shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG (“Group Companies”), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, or any other applicable law or regulation, then it shall not be permitted without the approval of the Directors of the Fund.
     4. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.
     5. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.
     6. Except as permitted under the Investment Management Agreement, the Advisory Agreement, and this Agreement, nothing herein shall be construed as constituting you as an agent of us or the Fund.
     7. You represent and warrant that at all times during which you provide investment advisory and investment management services under this Agreement you are, and will continue to be, registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. You agree that once you are so registered you will maintain such registration for as long as you provide investment advisory and investment management services under this Agreement, as the same may be amended or extended in accordance with its terms.
     8. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended, and all other applicable laws and regulations.
     9. You agree that you will not consult with any other subadviser engaged by Adviser with respect to transactions in securities or other assets concerning the Fund or another fund advised by Adviser, except to the extent such consultation is made with respect to the Fund(s) with another affiliated adviser in the Group Companies, or to the extent permitted under the U.S. Investment Company Act of 1940, as amended.
     10. We agree that you may rely on information reasonably believed by you to be accurate and reliable. We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement. We acknowledge and agree that we are responsible for all of your acts and omissions in performing the services under this Agreement.
     11. This Agreement shall remain in effect until September 30, 2008 and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund’s Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 13 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days’ written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Advisory Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.
     12. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment is specifically approved by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund (to the extent required by applicable law); and (ii) a majority of the members of the Fund’s Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the Corporation.
     13. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

Addressed:

If to RREEF America L.L.C., to:

RREEF America L.L.C.

875 N. Michigan Avenue

41st Floor

Chicago, IL 60611

Attention:	Amy Persohn
Director, Chief Operating Officer

(Facsimile No. 1.312.266.9346)

With a copy to:

RREEF America L.L.C.

875 N. Michigan Avenue

41st Floor

Chicago, IL 60611

Attention:	Barry H. Braitman
Managing Director

(Facsimile No. 1.312.266.9346)

If to RREEF Global Advisers Limited, to:

Floor 5

1 Appold Street,

London,

EC2A 2UU

United Kingdom

Attention:	Mr. John Hammond
Managing Director,

(Facsimile No.) 44(20)754.71057

With a copy to:

RREEF Global Advisers Limited

Floor 5

1 Appold Street,

London,

EC2A 2UU

United Kingdom

Attention:	Mr. Stephen Shaw
Managing Director, Chief Operating Officer

(Facsimile No.) 44(20)754.75444
or to such other address as to which the recipient shall have informed the other party.
     Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.
     14. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.
     15. The Agreement and Articles of Incorporation, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the State Department of Assessments and Taxation of Maryland, provides that the name DWS RREEF World Real Estate Plus Fund, Inc. refers to the Directors under the Articles collectively as Directors, but not as individuals or personally; and no Director, stockholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund or any portfolio thereof, but only the assets belonging to the Fund, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.
     16. Upon execution of this Agreement, you shall provide the Adviser with your written policies and procedures, or summaries thereof (“Compliance Policies”), that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the Investment Company Act of 1940, as amended and as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, you shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Policies, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Fund, including but not limited to any material violation of the Compliance Policies, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Policies, provided that any such notification and/or disclosure required herein is not prohibited by applicable law. Throughout the term of this Agreement, you shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the Investment Company Act, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law. You may deliver to DIMA all reports, summaries, notifications, certifications, and other information you are required by this paragraph to deliver to the Adviser, and DIMA will then coordinate and deliver the same to the Adviser on your behalf.
[Signature Page Immediately Follows]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours, RREEF AMERICA L.L.C.
By:
Name:
Title:

The foregoing agreement is hereby accepted as of the date first above written.

RREEF Global Advisers Limited
By:
Name:
Title:

By:
Name:
Title:

Accepted:

DWS RREEF World Real Estate Plus Fund, Inc.

By:

Name:
Title:

Appendix I: Supplementary Guidelines, Objectives and Restrictions
Subject to the Agreement, we hereby delegate to you, during the period of this Agreement, full discretionary authority to manage the Delegated Sub-Accounts with a view to achieving the investment objectives and for that purpose, to:
(i)	make all investment decisions in respect of the Delegated Sub-Accounts;

(ii)	subscribe for, purchase, sell, exchange, convert or otherwise effect transactions in Delegated Sub-Account assets, and to sign any documentation required in connection with such transactions and negotiate and execute counterparty and account opening documentation;

(iii)	place orders for the execution of Delegated Sub-Account transactions with or through such brokers dealers, agents, market makers or issuers as you may select, subject to terms of business agreed with you or implied by market practice, and in accordance with the principle of best execution.;

(iv)	issue instructions to the custodians in connection with (a) the receipt, delivery or retention of Delegated Sub-Account assets (including cash), and (b) the settlement of transactions; and

(v)	sign any documentation required and issue and receive any instructions, notices and other communications in connection with the Delegated Sub-Accounts as may be required.

We agree that you will have no responsibility to take any action with respect to the voting of proxies solicited by or with respect to the issuer of securities held in the Delegated Sub-Account. We further agree that you will not provide any legal advice or act for us or the Account in any class action proceedings involving the Delegated Sub-Account or asset held in the Delegated Sub-Account.